PediatRx reports revenues and third quarter results

CALIFON, NJ – January 19, 2012 – PediatRx Inc. (“PediatRx”) (OTCBB: PEDX), a hospital specialty company with a current focus on oncology supportive care, is pleased to provide an update on activities for the fiscal third quarter ended November 30, 2011. Major accomplishments in the fiscal third quarter include the appointment of pharmaceutical senior executive Paul J. Richardson to the company’s Board of Directors and entering into a U.S. co-promotion agreement for AQUORAL™.

“We are excited by our many successes on the corporate front in the fiscal third quarter,” said Dr. Cameron Durrant, Founder of PediatRx. “Adding an executive with Paul’s extensive experience and insight has already contributed to the strategic discussions in the company. The addition of AQUORAL is complementary to GRANISOL™ because both products have a similar audience. We expect these achievements, coupled with our focused marketing strategy and 12 sales reps in the field, will contribute to an exciting fourth quarter.”

PediatRx’s most notable achievements to date include:

  Net product revenue of $125,715 for the fiscal third quarter ended November 30, 2011 and $628,869 since launching the product in November, 2010. No revenue had been recognized by the company prior to 2010.
  Gross margin of $92,860 on third quarter product sales and $449,088 since launching the product in November, 2010.
  Deployment of 12 sales representatives to promote the company’s products in the field directly to healthcare professionals.
  Continued implementation of sales and marketing initiatives to support GRANISOL and AQUORAL sales.
  Agreements with key wholesalers, distributors and group purchasing organizations to support the commercialization and future growth of GRANISOL and AQUORAL sales.
  Approval by the Center for Medicare and Medicaid Services to include PediatRx’s GRANISOL on the list of reimbursed products for Medicaid and the Section 340B Drug Pricing Program.

Key objectives for the remainder of the 2012 calendar year include:

  Ongoing focus on growing product revenues.
  Continue to market the merits of GRANISOL and AQUORAL to healthcare professionals, payers, end users and their caregivers.
  Explore international opportunities for GRANISOL.
  Actively pursue additional product acquisitions.
  Actively pursue corporate development transactions.

A summary of key financial highlights for the three and nine months ended November 30, 2011 is as follows ($thousands):

	As of and for the three month period ended November 30, 2011	As of and for the three month period ended November 30, 2010	As of and for the nine month period ended November 30, 2011	As of and for the nine month period ended November 30, 2010
Net revenues	125.7	145.7	362.1	148.8
Gross margin	92.9	97.1	267.8	99.2
Operating expenses	369.7	398.3	1,312.8	760.5
Net loss for the period	(276.8)	(301.2)	(1,045.0)	(661.3)
Cash and cash equivalents	88.7	786.9	88.7	786.9
Current assets	262.6	1,043.3	262.6	1,043.3
Current liabilities	916.1	507.4	916.1	507.4
Working capital	(653.5)	535.9	(653.5)	535.9

A complete set of unaudited financial statements is available in the company’s Quarterly Report on Form 10-Q for the quarter ended November 30, 2011, which is available on the Securities and Exchange Commission’s EDGAR database at www.SEC.Gov.

About PediatRx

PediatRx Inc. (www.pediatrx.com) is a hospital specialty pharmaceutical company which focuses on treatments for patients suffering from serious conditions requiring hospitalization. PediatRx trades on the OTCBB under the ticker symbol PEDX.

This press release contains forward-looking statements. Forward-looking statements are projections of events, revenues, income, future economics, research, development, reformulation, product performance or management's plans and objectives for future operations. In some cases you can identify forward-looking statements by the use of terminology such as "may", "should", "anticipates", "believes", "expects", "intends", "forecasts", "plans", "future", "strategy", or words of similar meaning. Forward-looking statements in this press release include those concerning PediatRx’s belief that the achievements to date coupled with a focused marketing strategy and 12 sales reps in the field, will contribute to an exciting fourth quarter and the fulfillment of its key objectives for the remainder of the 2012 calendar year, which include ongoing focus on growing product revenues, continuation of marketing of the merits of GRANISOL and AQUORAL to healthcare professionals, payers, end users and their caregivers, exploration of international opportunities for GRANISOL and the active pursuit of additional product acquisitions and corporate development transactions. While these forward-looking statements and any assumptions upon which they are based are made in good faith and reflect current judgment regarding the direction of the business operations of PediatRx, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this press release. These statements are predictions and involve known and unknown risks, uncertainties and other factors, including the risk that PediatRx cannot execute its business plan for lack of capital or other resources, distribution, partnering or licensing/acquisition opportunities, as well as the risks described in the periodic disclosure documents filed on EDGAR by PediatRx, copies of which are also available on the company’s website. Any of these risks could cause PediatRx or its industry's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by the forward-looking statements in this press release. Except as required by applicable law, including the securities laws of the United States, PediatRx does not intend to update any of the forward-looking statements to conform these statements to actual results.

Further Information
PediatRx Inc.
Research & Business Development
Email: info@pediatrx.com

Shareholder Relations
+1 908 975 0753
Email: ir@pediatrx.com